Exhibit 4.12

CERTIFICATE OF ELIMINATION OF THE

SERIES C SENIOR CONVERTIBLE PREFERRED STOCK

OF

REVOLUTION LIGHTING TECHNOLOGIES, INC.

(Pursuant to Section 151(g)

of the General Corporation Law of the State of Delaware)

Revolution Lighting Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY THAT:

1. Pursuant to Section 151 of the DGCL and authority granted in the Certificate of Incorporation of the Corporation, as theretofore amended, the Board of Directors of the Corporation (the “Board”), by resolution duly adopted, authorized the issuance of a series of Twenty-Five Thousand (25,000) shares of Series C Senior Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), and provided for the designations, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, and, on December 20, 2012, filed a Certificate of Designations, Preferences and Rights with respect to such Series C Preferred Stock in the office of the Secretary of State of the State of Delaware (the “Series C Certificate of Designations”).

2. No shares of said Series C Preferred Stock are outstanding and no shares thereof will be issued subject to said Series C Certificate of Designations.

3. The Board has adopted the following resolutions:

WHEREAS, by resolution of the Board of Directors of the Corporation and by the Series C Certificate of Designations filed in the office of the Secretary of State of the State of Delaware on December 20, 2012, the Corporation authorized the issuance of a series of Twenty-Five Thousand (25,000) shares of Series C Preferred Stock and provided for the designations, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof; and

WHEREAS, as of the date hereof, no shares of such Series C Preferred Stock are outstanding and no shares of such Series C Preferred Stock will be issued subject to said Series C Certificate of Designations; and

WHEREAS, it is desirable that all matters set forth in the Series C Certificate of Designations with respect to such Series C Preferred Stock be eliminated from the Certificate of Incorporation, as heretofore amended, of the Corporation.

NOW, THEREFORE, BE IT AND IT HEREBY IS

RESOLVED, that all matters set forth in the Series C Certificate of Designations with respect to such Series C Preferred Stock be eliminated from the Certificate of Incorporation, as heretofore amended, of the Corporation; and it is further

RESOLVED, that the authorized officers of the Corporation be, and hereby are, authorized and directed to file a Certificate with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Series C Certificate of Designations with respect to such Series C Preferred Stock shall be eliminated from the Certificate of Incorporation, as heretofore amended, of the Corporation.

*    *    *

4. Accordingly, all matters set forth in the Series C Certificate of Designations with respect to the Series C Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, as heretofore amended, of the Corporation.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned being the President and Chief Financial Officer of the Corporation, DOES HEREBY CERTIFY that the facts hereinabove stated are truly set forth and, accordingly, such officer has hereunto set his hand as of this 13th day of March, 2015.

By:	/s/ Charles J. Schafer
Name: Charles J. Schafer
Title: President and Chief Financial Officer